Exhibit 10.3

FOREST CITY ENTERPRISES, INC.

UNFUNDED NONQUALIFIED SUPPLEMENTAL

PENSION PLAN FOR EXECUTIVES

PLAN STATEMENT

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

PREAMBLE

Forest City Enterprises, Inc. does hereby amend and completely restate the Forest City Enterprises, Inc. Unfunded Nonqualified Supplemental Pension Plan for Executives on the terms and conditions hereinafter set forth, effective as of January 1, 2005.

This Plan is an unfunded, non qualified supplemental pension arrangement for a select group of management or highly compensated employees of Forest City Enterprises, Inc. and, except to the extent preempted by federal law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

The Plan consists of this Plan Statement, which incorporate the general provisions and guidelines of the Plan which shall apply equally to all Plan participants, and separate individual Agreements, the provisions of which will apply solely to the Plan Participant with respect to whom the Agreement has been entered into.

ARTICLE I

Definitions

The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

1.1	“Agreement” shall mean the written agreement between a Participant and the Corporation that is entered into upon the Participant’s commencement of participation in the Plan and which specifies (i) the Normal Retirement Benefit to which such Participant shall be entitled under the Plan and (ii) such other special provisions as are applicable to the Participant. In the event of any conflict or inconsistency between this Plan Statement and an Agreement, the terms of the Agreement shall control.

1.2	“Beneficiary” shall mean such person or persons as a Participant may from time to time, by notice to the Corporation on a form made available by the Committee for such purpose, designate to receive any benefit payable in the event of his death, and means the estate of the Participant if no valid beneficiary designation is in effect at the time of a Participant’s death.

1.3	“Board” shall mean the Board of Directors of the Corporation.

1.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5	“Committee” shall mean the Committee appointed by the Board to administer the plan.

1.6	“Compensation” shall mean the basic cash remuneration payable to a Participant which was attributable to his employment with the Corporation during calendar year, excluding bonuses, overtime, and incentive pay and annual Corporation contributions to the Corporation’s 401(k) Plan.

1.7	“Corporation” shall mean Forest City Enterprises, Inc.

1.8	“Disability” shall mean a mental or physical disability of at least six months duration which the Committee expects will render the Participant unable to engage in any occupation or employment for remuneration or profit for the duration of such person’s life.

Any Participant who is so disabled may be required to submit to medical examination at any time prior to his Normal Retirement Date, but not more often than semi-annually, to determine whether he is still entitled to benefits under the Plan by reason of such Disability. Should such a disabled Participant refuse to submit to medical examination, any Plan benefits shall be discontinued until the withdrawal of such refusal.

1.9	“Key Employee” shall mean a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Corporation (or a controlled group member).

1.10	“Moody’s Rate” shall mean the interest rate that is the sum of (i) the average of the Moody’s A, Aa, and Aaa Bond rates determined as of the quarter next preceding the quarter during which installment payments commence under Article II of the Plan plus (ii) .50.

1.11	“Normal Retirement Benefit” shall mean the amount specified by the Corporation in a Participant’s Agreement, plus any discretionary increments in such amount as the Corporation may from time to time provide.

1.12	“Normal Retirement Date” shall mean, solely for purposes of this Plan, the first day of the month next following the later of the date of (i) a Participant’s attainment of age 60 or (ii) a Participant’s Termination of Employment.

1.13	“Participant” shall mean an employee of the Corporation serving in an executive or other managerial capacity who is selected by the Committee to participate in the Plan, and with whom the Corporation has entered into an Agreement.

1.14	“Plan” shall mean the Forest City Enterprises, Inc. Unfunded Nonqualified Supplemental Pension Plan for Executives, consisting of this Plan Statement and separate, individual Agreements with Plan Participants.

1.15	“Service” shall mean the aggregate period of a Participant’s employment with the Corporation since his original date of hire, as determined by the Committee in accordance with uniform rules, treating persons similarly situated in a similar manner.

1.16	“Termination of Employment” shall mean a separation from service as defined under Section 409A of the Code.

1.17	The masculine pronoun wherever used shall include the feminine pronoun, and the singular shall include the plural.

ARTICLE II

Eligibility for Benefits

2.1	Vesting

If a Participant’s employment with the Corporation terminates prior to the Participant’s completion of 10 years of Service, no retirement benefit shall be payable from this Plan. Subject to Section 2.5, if a Participant’s employment with the Corporation terminates on or after the Participant’s completion of 10 years of Service, he shall be vested in and entitled to a percentage of his Normal Retirement Benefit in accordance with the following schedule:

		Vested
	Years of Service	Percentage
	10 years but less than 11 years	50%
	11 years but less than 12 years	60%
	12 years but less than 13 years	70%
	13 years but less than 14 years	80%
	14 years but less than 15 years	90%
	15 or more years	100%
2.2	Normal Retirement Benefit

A Participant who incurs a Termination of Employment with a vested interest in his Normal Retirement Benefit shall be entitled to a receive such vested amount of his Normal Retirement Benefit. Payment of the vested Normal Retirement Benefit shall be made in equal biweekly installments over a period of 120 months, with the first biweekly payment being made on the Participant’s Normal Retirement Date. The amount of each biweekly installment payment shall be determined by the Committee so that the installment payments have a present value (taking into account the amount of a Participant’s vested Normal Retirement Benefit at the time such payments commence and interest, at the Moody’s Rate, that would be earned on the amount of such vested Normal Retirement Benefit during the payment period) equivalent to the value of the Participant’s vested Normal Retirement Benefit at the time such payments begin. Notwithstanding the foregoing, if the Participant is a Key Employee, payment on account of Termination of Employment shall commence on the first paydate of the seventh month following such Termination of Employment (or the date of death, if earlier) and the total amount of biweekly installment payments to which such Key Employee would otherwise be entitled during the six-month period following the date of such Termination of Employment shall also be paid on the first paydate of the seventh month following such Termination of Employment.

2.3	Disability

Notwithstanding Section 2.2, a Participant with a vested interest in his Normal Retirement Benefit who incurs a Termination of Employment by reason of Disability shall be entitled to receive such vested amount of his Normal Retirement Benefit. Payment of the vested Normal Retirement Benefit shall be made in equal biweekly installments over a period of 120 months, calculated in accordance with the method specified in Section 2.2, with the first biweekly payment being made on the first paydate of the month following such Termination of Employment. Notwithstanding the foregoing, if the Participant is a Key Employee, payment shall commence on the first paydate of the seventh month following such Termination of Employment (or the date of death, if earlier) and the total amount of biweekly installment payments to which such Key Employee would otherwise be entitled during the six-month period following the date of such Termination of Employment shall also be paid on the first paydate of the seventh month following such Termination of Employment.

2.4	Death

Notwithstanding Sections 2.2 and 2.3, in the event of the death of a Participant the Participant’s remaining vested Normal Retirement Benefit shall be paid to his Beneficiary in the form of a single, lump sum payment on the first day of the month following the date of the Participant’s death.

2.5	Forfeiture of Benefit

Notwithstanding the foregoing, in the event that the Committee determines that a Participant’s willful or intentional conduct results in material financial detriment to the Corporation with a financial gain to the Participant, or the Participant is convicted of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, that Participant (and his Beneficiary, if any) shall forfeit a portion of any Normal Retirement Benefit otherwise payable from this Plan. The amount of a Participant’s forfeited Normal Retirement Benefit shall be equal to the amount of financial detriment incurred by the Corporation as a result of the Participant’s conduct. This Section 2.5 only applies to benefits accrued under the Plan on or after January 1, 1999.

2.6	Small Payments

Notwithstanding the foregoing, if at the time of a Participant’s Termination of Employment the Participant has a vested interest in his Normal Retirement Benefit that does not exceed $10,000, such vested amount of the Normal Retirement Benefit shall be automatically paid to such Participant in a single, lump sum payment on the date of such Termination of Employment, provided, however, that if the Participant is a Key Employee, payment shall occur on the first day of the seventh month following such Termination of Employment (or, if earlier, the date of death).

ARTICLE III

Administration

3.1	Subject to the provisions of the Plan, full power and authority to construe, interpret and administer the Plan shall be vested in the Committee as from time to time constituted by the Board.

3.2	Decisions and determinations by the Committee shall be final and binding upon all parties, including the Corporation, shareholders, employees and Participants and their Beneficiaries and personal representatives. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.

3.3	No member of the Committee shall be liable for any act done or determination made in good faith.

3.4	It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participant’s or Beneficiaries. The Plan shall be administered in a manner that effects such intent.

ARTICLE IV

Funding

4.1	Nothing in this Plan shall be interpreted or construed to require the Corporation in any manner to fund its obligations to Participants hereunder.

4.2	In the event that the Corporation shall decide to establish an advance accrual reserve on its books against the future expense of this Plan, such reserve shall not under any circumstances be deemed to be an asset of this Plan nor a source of payment of any claims under this Plan but, at all times, shall remain a part of the general assets of the Corporation, subject to the claims of the Corporation’s creditors.

4.3	A person entitled to a benefit in accordance to the provisions of this Plan shall have a claim upon the Corporation only to the extent of the biweekly payments thereof, if any, due up to and including the then current months and shall not have a claim upon the Corporation for any subsequent biweekly payment unless and until such payment shall become due and payable.

ARTICLE V

Amendment and Termination

The Corporation reserves the right to amend or terminate the Plan at any time by action of the Compensation Committee of the Board.

EXECUTED at Cleveland, Ohio on December 13, 2005.

FOREST CITY ENTERPRISES, INC.

By: /s/ THOMAS G. SMITH
Title: Executive Vice President,
Chief Financial Officer and Secretary